Exhibit 10.1

INTERCHANGE CORPORATION
Board of Directors Compensation Plan
Effective 1/1/05

Non-employee Director Compensation:

Annual retainer	$20,000.00

Board of Director’s meeting attended in person	$1,500.00 per meeting
Board of Director’s meeting attended telephonically	$750.00 per meeting

Audit Committee Chairman annual retainer	$10,000.00

Committee meeting attended	$1,200.00 per meeting

Stock Option Grants (all Directors):

Annual grant	15,000 shares

Grant to new Director’s (first year)	20,000 shares

Stock options vest 50% at the time of grant, and the remaining portions vest in equal amounts over the next twelve months.